Exhibit 2.2

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

      AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

      AGREEMENT made this 28th day of May, 2004, by and between National Business Holdings, Inc., a Florida corporation, (the "ISSUER") and the individual listed in Exhibit A attached hereto, (the "SHAREHOLDER"), which SHAREHOLDER owns all of the issued and outstanding shares of Shava, Inc, a Nevada corporation ("SHAVA").

      In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

      THE PARTIES HERETO AGREE AS FOLLOWS:

      1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue to SHAREHOLDER, 3,100,000 shares of the common stock of ISSUER, $.001 par value (the "Shares"), in exchange for 100% of the issued and outstanding shares of SHAVA, such that SHAVA shall become a wholly owned subsidiary of the ISSUER.

      2. REPRESENTATIONS AND WARRANTIES. ISSUER represents and warrants to SHAREHOLDER and SHAVA the following:

            i. Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Florida, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the Incorporators, directors and SHAREHOLDER of ISSUER have been valid and in accordance with the laws of the State of Florida.

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            ii. Capital. The authorized capital stock of ISSUER consists of
300,000,000 shares of common stock, $.001 par value, of which 384,831 are issued and outstanding, and 25,000,000 shares of preferred stock, no par value, none of which are issued and outstanding. All outstanding shares are fully paid and nonassessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue or to transfer from treasury any additional shares of its capital stock. Immediately following the closing there will be 3,484,831 shares of common stock issued and outstanding. None of the outstanding shares of ISSUER are subject to any stock restriction agreements. All of the SHAREHOLDER of ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Florida.

            iii. Financial Statements. Exhibit B to this Agreement (to be subsequently attached and filed) includes the current balance sheet of ISSUER, and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by ISSUER throughout the periods indicated, and fairly present the financial position of ISSUER as of the date of the balance sheet and the financial statements, and the results of its operations for the periods indicated.

            iv. Absence of Changes. Since the date of the financial statements, there has not been any change in the financial condition or operations of ISSUER, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

            v. Liabilities. ISSUER does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUERS' financial statement. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock. There is no dispute of any kind between the ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. At closing, ISSUER will be free from any and all liabilities, liens, claims and/or commitments.

            vi. Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its SHAREHOLDER are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired by SHAREHOLDER.

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            vii. Full Disclosure. None of the representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

            viii. Contract and Leases. ISSUER is not a party to any contract, agreement or lease. No person holds a power of attorney from ISSUER.

            ix. Compliance with Laws. ISSUER has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to ISSUER. ISSUER has complied with all federal and state securities laws in connection with the issuance, sale and distribution of its securities.

            x. Litigation. ISSUER is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

            xi. Conduct of Business. Prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem or sell stock or other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (6) enter into any other transaction.

            xii. Corporate Documents. Copies of each of the following documents, which are true complete and correct in all material respects, will be attached to and made a part of this Agreement:

            (1) Articles of Incorporation;
            (2) Bylaws;
            (3) Minutes of SHAREHOLDER Meetings;
            (4) Minutes of Directors Meetings;
            (5) List of Officers and Directors;
            (6) Current Balance Sheet together with other financial statements described in Section 2(iii);
            (7) Stock register and stock records of ISSUER and a current, accurate list of ISSUER's shareholders.

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            xiii. Documents. All minutes, consents or other documents pertaining to ISSUER to be delivered at closing shall be valid and in accordance with the laws of Florida.

            xiv. Title. The Shares to be issued to SHAREHOLDER will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued to SHAREHOLDER. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to SHAREHOLDER, impair, restrict or delay SHAREHOLDER' voting rights with respect to the Shares.

      3. SHAREHOLDER and SHAVA represent and warrant to ISSUER the following:

            i. Organization SHAVA is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the Incorporators, directors and SHAREHOLDER of SHAVA have been valid and in accordance with the laws of Nevada.

            ii. SHAREHOLDER and Issued Stock. Exhibit A annexed hereto sets forth the names and share holdings of 100% of SHAVA's shareholders.

      4. INVESTMENT INTENT. SHAREHOLDER agrees that the shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecate or otherwise transferred, with or without consideration (a "Transfer"), only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of ISSUER. SHAREHOLDER agrees, prior to any Transfer, to give written notice to ISSUER expressing his desire to effect the transfer and describing the proposed transfer.

      5. CLOSING. The closing of this transaction shall take place at a mutually agreeable place and time.

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      6. DOCUMENTS TO BE DELIVERED AT CLOSING.

            i. By the ISSUER

            (1) Board of Directors Minutes authorizing the issuance of a certificate or certificates for 3,100,000 Shares, registered in the name of the SHAREHOLDER based upon their holdings in SHAVA as agreed to on Exhibit A.

            (2) The resignation of all officers of ISSUER.

            (3) A Board of Directors resolution appointing such person as SHAREHOLDER designates as a director(s) of SHAVA.

            (4) Audited financial statements of the ISSUER to be filed with the SEC within sixty (60) days, which shall include a current balance sheet and statements of operations, stockholders equity and cash flows for the twelve month period then ended.

            (5) All of the business and corporate records of ISSUER, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

            (6) Such other minutes of ISSUER's shareholders or directors as may reasonably be required by SHAREHOLDER.

            (7) An Opinion Letter from ISSUER's Attorney attesting to the validity and condition of the ISSUER.

      ii. By SHAREHOLDER AND SHAVA

            (1) Delivery to the ISSUER, or to its Transfer Agent, the certificates representing 100% of the issued and outstanding stock of SHAVA.

            (2) Consents signed by all the SHAREHOLDER of SHAVA consenting to the terms of this Agreement.

      7. REMEDIES.

            i. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Palm Beach County, Florida in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

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      8. MISCELLANEOUS.

            i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

            ii. No oral change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

            iii. Non Waiver. Except as otherwise provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (I) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

            iv. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

            v. Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

            vi. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            vii. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

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ISSUER:                 National Business Holdings, Inc.
                        The Hartke Building
                        7637 Leesburg Pike
                        Falls Church, VA 22043
                        ATTN: Wayne Hartke


SHAVA:
                        Shava, Inc.
                        4878 Ronson Court
                        San Diego, CA 92037
                        ATTN: Roger Pawson


            IN WITNESS WHEREOF, the undersigned has executed this Agreement this 28th day of May 2004.

                                    National Business Holdings, Inc.

                                    By: /s/ Pieter Durand
                                        ----------------------------------------
                                         Pieter Durand


                                    Shava, Inc.

                                    By: /s/ Roger E. Pawson
                                        ----------------------------------------
                                         Roger E. Pawson